EXHIBIT C

Summary of Remarks Made by Registrant’s Chief Executive Officer

and Chief Financial Officer During April 23, 2004 Earnings Conference Call

Regarding earnings guidance, Mrs. Mulcahy, Registrant’s Chief Executive Officer, stated that during the second quarter 2004, Registrant expects to recognize a 2-cent gain from the previously announced sale of its interest in ScanSoft, a company founded on Xerox innovation. Registrant plans to invest this gain in additional marketing activities, such as increased advertising spending, and some modest restructuring activity. With this and continued progress in the marketplace, Registrant expects earnings in the range of 14 to 18 cents per share for the second quarter 2004.

Mrs. Mulcahy stated that Registrant certainly remains comfortable with its previous 67 to 72 cents per share guidance for the full year 2004 (which guidance was last made on January 27, 2004) based on the same assumptions on which the January 27, 2004 guidance had been made, and remains optimistic that the full year earnings will be at the high end of that range. Mrs. Mulcahy further stated that Registrant is evaluating investing a portion of the 8-cent gain from the first quarter 2004 ContentGuard sale in incremental marketing investments in the second half of the year. Registrant will finalize the amount of these incremental investments in the next couple of months, and during its second quarter 2004 earnings call will provide an update on how much of the ContentGuard gain is expected to flow through to full-year 2004 earnings.

Regarding quarterly revenue, Mrs. Mulcahy stated that the first quarter 2004 total revenue was up 2 percent, including a 5-percentage point currency benefit. Mrs. Mulcahy further stated that at current spot rates, Registrant anticipates currency will benefit its top-line by about 3 percent in the second quarter 2004. The current spot rates were based on the currency exchange rate of $1.22 per €1.00.

Regarding post-sale revenue and its trend, Mrs. Mulcahy stated that Registrant remains on track for constant currency post-sale revenue to turn toward the latter part of 2004.

Regarding gross margins, Mrs. Mulcahy stated that Registrant expects its 2004 full year gross margins to be consistent with its previously discussed business model target which is within the 41 to 42 percent range.

Regarding color, Mrs. Mulcahy stated that color continues to be favorable with total color revenue up 26 percent versus first quarter 2003. Color revenue now represents about 23 percent of total revenue and color accounts for about 4 percent of total pages printed on Xerox technology. Mr. Zimmerman, Registrant’s Chief Financial Officer, stated that Registrant expects color to account for about 5 to 6 percent of total pages printed by the end of 2004.

Regarding the number of installs of DocuColor iGen3, Mrs. Mulcahy stated that Registrant is still standing by its previous forecast of 400 to 500 for the full year 2004.

Regarding research and development (R&D) expense, Mrs. Mulcahy stated that Registrant’s model contemplates that R&D expense will approximate 5 to 6 percent of total revenue for full year 2004. Mrs. Mulcahy further stated that for full year 2004, Registrant expects R&D expense will be closer to the low end of that range primarily because ongoing engineering costs of the DocuColor iGen3 are now recorded in the cost of sales line and because of the benefits it is realizing from improved R&D efficiency as a result of Registrant’s platform development strategy as well as certain of its Lean Six Sigma projects.

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